Exhibit 25(n) under Form N-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of

Federated Hermes Project and Trade Finance Tender Fund:

We consent to the use of our report dated May 27, 2020, with respect to the financial statements of Federated Project and Trade Finance Tender Fund (subsequently renamed Federated Hermes Project and Trade Finance Tender Fund) as of March 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Information” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 20, 2020